[PROSPERITY BANCSHARES, INC.(SM) LOGO]

PRESS RELEASE	For more information contact:
Prosperity Bancshares, Inc. SM	Dan Rollins
4295 San Felipe	Senior Vice President
Houston, Texas 77027	713.693.9300
danrollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.SM

TO ACQUIRE

ABRAMS CENTRE NATIONAL BANK

Prosperity BankSM expands presence in Dallas

HOUSTON, February 3, 2003. Prosperity Bancshares, Inc.SM (NASDAQ: PRSP), the parent company of Prosperity Bank SM, announced today the signing of a definitive agreement to acquire Abrams Centre National Bank from MB Financial, Inc. (NASDAQ: MBFI). The acquisition is expected to close in the second quarter 2003. The proposed transaction is subject to certain conditions and approval by regulators.

Abrams Centre National Bank operates two (2) full service banking offices in Dallas, Texas, which will become full service Banking Centers of Prosperity Bank’s SM upon consummation of the transaction. On December 31, 2002, Abrams Centre National Bank reported total assets of $93.621 million, total deposits of $68.997 million, total loans of $50.563 million and total equity of $13.902 million.

“We have been looking to further expand our presence in the Dallas area since we acquired Bank of the Southwest last year, and believe that the addition of Abrams Centre National Bank’s customers and experienced staff is a perfect fit,” said David Zalman, Chief Executive Officer and President of Prosperity Bancshares, Inc. “We are pleased that Abrams Centre National Bank chose to become our partner in providing what we believe to be the highest level of customer focused banking services in the markets we serve.”

“The decision to sell our bank after operating as an independent bank and providing quality banking services to our customers was not easy,” said Ed Henry, President and Chief Executive Officer of Abrams Centre National Bank. “However, we are convinced that joining Prosperity Bank SM is the right choice for our customers. We all look forward to becoming members of the Prosperity team and continuing our personal involvement with the customers of our bank.”

“Our new customers will continue to enjoy the same type of people to people banking they have enjoyed with Abrams Centre National Bank,” said Lonnie Goodman, Dallas Area President for Prosperity Bank SM. “We are committed to providing our entire customer base with quality banking products and services now and in the future. Upon the completion of this acquisition, Prosperity Bank SM will have four (4) full service banking centers in Dallas.”

Prosperity Bancshares, Inc. SM, formed in 1983, is a $1.8 billion bank holding company headquartered in Houston, Texas. Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com and www.bankofthesouthwest.com, Trust and Financial Services, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. The company currently operates forty-two (42) full service banking locations in fifteen contiguous counties including the Greater Houston Metropolitan Area, and in Dallas. (Angleton, Bay City, Beeville, Clear Lake, Cleveland, Cuero, Cypress, Dayton, Dallas—Camp Wisdom, Dallas—Westmoreland, East Bernard, Edna, El Campo, Fairfield, Galveston, Goliad, Hitchcock, Houston—Aldine, Houston—Bellaire, Houston -CityWest, Houston—Copperfield, Houston—Downtown, Houston—Gladebrook, Houston—Highway 6, Houston—Medical Center, Houston—Memorial, Houston—Post Oak, Houston—River Oaks, Houston—Tanglewood, Houston—Waugh Drive, Houston—Woodcreek, Liberty, Magnolia, Mathis, Mont Belvieu, Needville, Palacios, Sweeny, Victoria, West Columbia, Wharton and Winnie.)

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares, Inc.SM and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actualresultsto differmaterially from those expressed or implied by the forward-looking statements.Theserisksanduncertaintiesincludewhether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretationsofregulationsand changesinaccounting standards); customer and consumer demand,including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the costand availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in detail in the section in our most recent Quarterly Report of Form 10-Q entitled Managements’s Discussion and Analysis of Financial Condition and Results of Operations .

Copies of Prosperity Bancshares, Inc.’s SM SEC filings may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at www.freeedgar.com.